									Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Years Ended December 31,
	2016		2015		2014		2013		2012
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$555,928		$430,089		$325,955		$517,015		$505,478
AFUDC - equity	(12,576)		(9,325)		(7,002)		(15,930)		(25,469)
AFUDC - debt	(9,304)		(7,575)		(5,611)		(11,261)		(22,216)
Total	534,048		413,189		313,342		489,824		457,793
Fixed charges:
Interest expense	242,983		247,571		264,926		261,377		247,013
Other interest	12,576		9,325		7,002		15,930		25,469
Portion of rentals representative of the interest factor (a)	8,061		8,980		10,732		10,257		10,251
Total	263,620		265,876		282,660		287,564		282,733
Earnings available for combined fixed charges	$797,668		$679,065		$596,002		$777,388		$740,526
Ratio of Earnings to Fixed Charges	$3.03	x	$2.55	x	$2.11	x	$2.70	x	$2.62	x

(a) Represents interest portion of rents estimated at 33 1/3 percent.